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                                                                    EXHIBIT 99.4

Contact:             Michelle D. Monfor
                     Director, Investor Relations
                     (206) 467-3613

                     Robert J. Jirsa
                     Director, Corporate and Environmental Affairs
                     (206) 467-3626




                       PLUM CREEK COMPLETES ACQUISITION OF

                      RIVERWOOD INTERNATIONAL CORPORATION'S

            MID-SOUTH FORESTLANDS & SOLID-WOOD CONVERSION FACILITIES



         SEATTLE, WASHINGTON, October 21, 1996 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced today that it has completed its previously announced acquisition of Riverwood International Corporation's mid-South forestlands and solid-wood conversion facilities for $552 million. The assets acquired in the purchase include 538,000 acres of timberlands, along with two sawmills and a plywood plant, located in northern Louisiana and southern Arkansas, and a nursery in Texas.

         "We see this as a positive acquisition of quality assets that allows Plum Creek to diversify its asset base at a time when worldwide timber resources continue to grow in value, said Rick R. Holley, President and Chief Executive Officer. "It allows us to complement our current timberland holdings of nearly 2 million acres in the Northwest with high-quality, very productive pine plantations in the South--an area of the country with highly competitive wood fiber markets. The efficient, integrated conversion facilities add to the value of those resources and constitute an excellent match with Plum Creek's existing core businesses. We look forward to the opportunity to bring our timber management expertise to the South, along with our commitment to the principles of environmental stewardship," Holley stated.

         Plum Creek is an integrated forest products company with timberlands and mills located in the Pacific Northwest and the South.